Exhibit 99.1

Fox Factory Holding Corp. Announces First Quarter 2016 Financial Results

First Quarter 2016 Sales Increased 18.3% to $80.2 Million
Gross Margin Increased 360 Basis Points to 31.3%
Adjusted EBITDA Increased 22.4% to $11.5 Million

SCOTTS VALLEY, California - May 4, 2016 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the first quarter ended April 1, 2016.

First Quarter Fiscal 2016 Highlights

•	Sales increased 18.3% to $80.2 million compared to $67.8 million in the same period last fiscal year

•	Gross margin increased 360 basis points to 31.3% compared to 27.7% in the same period last fiscal year

•	Net income was $3.3 million, or $0.09 per diluted share, compared to $0.8 million, or $0.02 per diluted share in the same period last fiscal year

•	Non-GAAP adjusted net income was $6.0 million, or $0.16 adjusted earnings per diluted share, compared to $4.4 million, or $0.12 adjusted earnings per diluted share in the same period last fiscal year

•	Adjusted EBITDA was $11.5 million compared to $9.4 million in the same period last fiscal year

“We started 2016 with solid momentum across both our bike and powered vehicle product offerings. Strong operational execution enabled us to achieve sales growth above our expectations and earnings at the high end of our guidance,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “We remain confident that FOX is well positioned for future growth as we benefit from our diversified product portfolio and the team's continued execution of our strategic initiatives. We believe these efforts will drive profitability and enhance long-term shareholder value.”
Sales for the first quarter of fiscal 2016 were $80.2 million, an increase of 18.3% as compared to sales of $67.8 million in the first quarter of fiscal 2015. This increase reflects a 26.7% increase in sales of bike products and a 9.1% increase in sales of powered vehicle products. The increase in bike product sales was primarily due to the continued success of the Company’s model year 2016 product line up, particularly in the OEM channel, and a shift in the timing of certain customer orders from the second quarter into the first quarter of fiscal 2016. The increase in sales of powered vehicle products was primarily due to higher demand for on and off-road suspension products.
Gross margin was 31.3% for the first quarter of fiscal 2016, a 360 basis point improvement from gross margin of 27.7% in the first quarter of fiscal 2015. The improvement in gross margin was primarily due to favorable product and customer mix as well as manufacturing efficiencies. Additionally, gross margin improved due to the non-recurrence of costs associated with the West Coast port slowdown in the first quarter of 2015 and lower acquisition related inventory costs. On a non-GAAP basis, gross margin, excluding the effects of acquisition related costs, increased 210 basis points as compared to the first quarter of last year. A reconciliation of gross margin to non-GAAP gross margin is provided at the end of this press release.
Total operating expenses were $19.4 million for the first quarter of fiscal 2016 compared to $17.2 million in the first quarter of the prior fiscal year. Operating expenses increased to support development and promotion of the Company’s products and brands. Timing of research and development and marketing expenses often shifts between years and quarters depending on a number of factors including product launch cycles. Additionally, the Company continued to invest in strategic initiatives such as its new enterprise resource planning (ERP) system and the Marzocchi mountain bike product line. Partially offsetting these increases were reductions in amortization of certain purchased intangibles and acquisition related costs. As a percentage of sales, operating expenses improved to 24.2% for the first quarter of fiscal 2016 from 25.4% in the first quarter of fiscal 2015.
Operating income was $5.7 million for the first quarter of fiscal 2016, compared to operating income of $1.5 million in the first quarter of fiscal 2015.
Other expense was $1.3 million for the first quarter of fiscal 2016 as compared to $0.3 million in the first quarter of fiscal 2015. The increase in other expense was primarily due to foreign currency transaction losses, including the impact from currency on the payment of earn-out compensation made in connection with one of the Company’s recent acquisitions.
The effective tax rate was approximately 26.0% in the first quarter of 2016, compared to 37.1% in the first quarter of 2015. The improvement in the effective tax rate was primarily due to the Company’s ongoing global tax initiative.
Net income in the first quarter of fiscal 2016 was $3.3 million, compared to $0.8 million in the first quarter of the prior fiscal year. Earnings per diluted share for the first quarter of fiscal 2016 were $0.09, compared to $0.02 in the first quarter of fiscal 2015.
Non-GAAP adjusted net income was $6.0 million, or $0.16 adjusted earnings per diluted share, compared to $4.4 million, or $0.12 adjusted earnings per diluted share in the same period last fiscal year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the first quarter of fiscal 2016 was $11.5 million, compared to $9.4 million in the first quarter of fiscal 2015. Adjusted EBITDA margin in the first quarter of fiscal 2016 was 14.3%, compared to 13.8% in the first quarter of fiscal 2015. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.
Balance Sheet Highlights
As of April 1, 2016, the Company had cash and cash equivalents of $9.3 million. Total debt was $57.2 million, compared to $47.9 million as of December 31, 2015. Inventory was $75.0 million as of April 1, 2016, compared to $68.2 million as of December 31, 2015. As of April 1, 2016, accounts receivable and accounts payable were $33.9 million and $40.4 million, respectively, compared to December 31, 2015 balances of $43.7 million and $32.1 million, respectively. The changes in accounts receivable, inventory and accounts payable are primarily attributable to business growth and the Company’s normal seasonality. Accrued expenses were $12.8 million at the end of the first quarter, a decrease of $10.4 million compared to year end due primarily to a scheduled earn-out payment related to one of the Company’s recent acquisitions. Additionally, during the quarter the Company repurchased 500,000 shares at $15.895 per share for an aggregate price of $7.9 million. The repurchase was in connection with the offering and sale of common stock by selling stockholders pursuant to the Company's registration statement on Form S-3.

Fiscal 2016 Guidance
For the second quarter of fiscal 2016, the Company expects sales in the range of $95 million to $101 million and non-GAAP adjusted earnings per diluted share in the range of $0.25 to $0.30.
For the full fiscal year 2016, the Company reiterates its previous guidance for sales in the range of $375 million to $395 million and non-GAAP adjusted earnings per diluted share in the range of $1.05 to $1.13.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, contingent consideration valuation adjustment, acquisition related compensation expense including related foreign currency transaction gains or losses, certain acquisition related adjustments and expenses, and offering expenses.
Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13635431. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance ride dynamics products primarily for bicycles, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.
Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP gross margin”, “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP gross margin as gross profit margin adjusted for certain acquisition related costs. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, acquisition related compensation expense including related foreign currency transaction gains and losses, costs of its secondary and shelf offerings, acquisition related expenses, and certain non-recurring items, net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, offering expense, contingent consideration valuation adjustments, acquisition related compensation expense including related foreign currency transaction gains and losses, and certain other acquisition related or non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. A quantitative reconciliation of non-GAAP adjusted earnings per diluted share for the second quarter and full fiscal year 2016 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, the various elements necessary to provide such reconciliation.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of	As of
	April 1,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$9,264	$6,944
Accounts receivable (net of allowances of $483 and $407 at April 1, 2016 and December 31, 2015, respectively)	33,874	43,660
Inventory	74,988	68,202
Prepaids and other current assets	14,586	13,135
Total current assets	132,712	131,941
Property, plant and equipment, net	29,319	26,094
Deferred tax assets	2,545	1,065
Goodwill	57,678	57,653
Intangibles, net	60,146	60,849
Other assets	—	114
Total assets	$282,400	$277,716
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$40,449	$32,072
Accrued expenses	12,801	23,234
Reserve for uncertain tax positions	8,528	8,924
Current portion of long-term debt	3,142	2,790
Current portion of contingent consideration	6,889	6,950
Total current liabilities	71,809	73,970
Line of credit	11,500	1,500
Long-term debt, less current portion	42,580	43,591
Deferred rent	686	695
Contingent consideration, less current portion	6,000	5,700
Total liabilities	132,575	125,456

Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of April 1, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value — 90,000 authorized; 37,422 shares issued and 36,532 outstanding as of April 1, 2016; 37,415 shares issued and 37,025 outstanding as of December 31, 2015	37	37
Additional paid-in capital	104,276	102,860
Treasury stock, at cost; 890 common shares as of April 1, 2016 and 390 common shares as of December 31, 2015	(13,754)	(5,807)
Accumulated other comprehensive loss	(1,119)	(1,953)
Retained earnings	60,385	57,123
Total stockholders’ equity	149,825	152,260
Total liabilities and stockholders’ equity	$282,400	$277,716

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended,
	April 1,	March 31,
	2016	2015
Sales	$80,217	$67,788
Cost of sales	55,099	49,005
Gross profit	25,118	18,783
Operating expenses:
Sales and marketing	6,553	5,297
Research and development	4,392	3,402
General and administrative	5,921	4,641
Amortization of purchased intangibles	795	1,840
Fair value adjustment of contingent consideration and acquisition related compensation	1,763	2,064
Total operating expenses	19,424	17,244
Income from operations	5,694	1,539
Other expense, net:
Interest expense	383	330
Other expense (income), net	904	(15)
Other expense, net	1,287	315
Income before income taxes	4,407	1,224
Provision for income taxes	1,145	454
Net income	$3,262	$770
Earnings per share:
Basic	$0.09	$0.02
Diluted	$0.09	$0.02
Weighted average shares used to compute earnings per share:
Basic	36,935	37,052
Diluted	37,859	37,941

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three months ended April 1, 2016 and March 31, 2015. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended,
	April 1,	March 31,
	2016	2015
Net income	$3,262	$770
Amortization of purchased intangibles	795	1,840
Fair value adjustment of contingent consideration and acquisition related compensation (1)	2,254	2,064
Other acquisition and integration related expenses (2)	361	1,626
Offering expense (3)	249	225
Tax impacts of reconciling items above (4)	(951)	(2,135)
Non-GAAP adjusted net income	$5,970	$4,390

Non-GAAP adjusted EPS
Basic	$0.16	$0.12
Diluted	$0.16	$0.12

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	36,935	37,052
Diluted	37,859	37,941

(1) Represents $1,524 and $2,012 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three months ended April 1, 2016 and March 31, 2015, respectively, $491 foreign currency transaction loss on the settlement of our Canadian Dollar denominated acquisition related compensation liability for the three months ended April 1, 2016, and $239 and $52 related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck, based on actual 2015 performance and forecasted 2016 performance, for the three months ended April 1, 2016 and March 31, 2015, respectively.
(2) Represents various other acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $308 and $542 for the three months ended April 1, 2016 and March 31, 2015, respectively, and amortization of acquired inventory valuation adjustment recorded in the purchase of Marzocchi assets and RaceFace/Easton Cycling acquisition of $53 and $1,084, respectively.
(3) Represents costs and expenses of $249 incurred related to the secondary offering of common stock completed in March of 2016 and $225 incurred related to the shelf registration statement filed in March of 2015.
(4) Tax impacts were calculated based on the respective year to date effective tax rates.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF NON-GAAP ADJUSTED GROSS MARGIN
(In thousands)
(Unaudited)

The following table provides a reconciliation of gross margin, a financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted gross margin for the three months ended April 1, 2016 and March 31, 2015. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended,
	April 1,	March 31,
	2016	2015
Gross Profit	$25,118	$18,783
Amortization of acquired inventory valuation markup (1)	53	1,084
Non-GAAP Adjusted Gross Profit	$25,171	$19,867

Divided by sales	$80,217	$67,788

Non-GAAP Adjusted Gross Margin	31.4%	29.3%

(1) Represents $53 of amortization on the mark-up of inventory acquired from Marzocchi for the three months ended April 1, 2016, and $1,084 of amortization on the mark-up of inventory resulting from the acquisition of RaceFace/Easton for the three March 31, 2015.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three months ended April 1, 2016 and March 31, 2015. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended,
	April 1,	March 31,
	2016	2015
Net income	$3,262	$770
Depreciation and amortization	2,027	2,867
Stock based compensation (1)	1,381	1,052
Fair value adjustment of contingent consideration and acquisition related compensation (2)	1,763	2,064
Other acquisition and integration related expenses (3)	361	1,626
Offering expense (4)	249	225
Provision for income taxes (5)	1,145	454
Other expense, net (6)	1,287	315
Adjusted EBITDA	$11,475	$9,373
(1) Represents non-cash, stock based compensation.
(2) Represents $1,524 and $2,012 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three months ended April 1, 2016 and March 31, 2015, respectively, as well as $239 and $52 related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck, based on actual 2015 performance and forecasted 2016 performance, for the three months ended April 1, 2016 and March 31, 2015, respectively.
(3) Represents various other acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $308 and $542 for the three months ended April 1, 2016 and March 31, 2015, respectively, and amortization of acquired inventory valuation adjustment recorded in the purchase of Marzocchi assets and RaceFace/Easton Cycling acquisition of $53 and $1,084, respectively, for the three months ended April 1, 2016 and March 31, 2015.
(4) Represents costs and expenses of $249 incurred related to the secondary offering of common stock completed in March of 2016 and $225 incurred related to the shelf registration statement filed in March of 2015.
(5) Tax impacts were calculated based own the respective year to date effective tax rates.
(6) Other expense, net includes interest expense, foreign currency transaction gain or loss, gain or loss on the disposal of fixed assets, and other miscellaneous items.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended,
	April 1,	March 31,
	2016	2015
Adjusted EBITDA	$11,475	$9,373
Divided by sales	80,217	67,788
Adjusted EBITDA margin	14.3%	13.8%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike suspension component manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com